Exhibit 10.1

May 10, 2005

STRICTLY PERSONAL AND CONFIDENTIAL

Hand delivered, original to employee file

Aaron Shipper

Dear Aaron,

I am pleased to reconfirm your position as Senior Vice President, Advanced Planning and President of Mayflower at Alderwoods Group, Inc.  This letter is intended to replace any other previous employment letters and/or contracts, between you and Alderwoods Group Inc.; and details your new salary increase, effective on May 1, 2005.

Position:

Senior Vice President, Advanced Planning

Reports to:	Paul Houston, President and Chief Executive Officer

Effective:

May 1, 2005

Base Pay:	$220,000.00 gross per annum.

Annual Incentive:	You are entitled to participate at the annual executive level of 40% target and 80% maximum. Program details supplied to you.

Stock Options:

You will be entitled to participate in the stock option program. The details of future grants will be covered by a separate stock option agreement as determined and administrated by the Board of Directors.

Benefits:

You will continue to be eligible to participate in the company benefits program. Furthermore, you will be eligible for a $3,000 medical spending account. More details on the above will be covered under separate cover.

Club Membership:	You will be eligible to expense up to $1,500 towards a club membership.

Annual Medical:	You are entitled to take a company paid annual medical.

401K:	You will continue to be eligible to participate in the company’s 401K program in which you can make deposits and the company will match the value.

Car Allowance:	You will be entitled to $800.00/month (paid bi-weekly).

Vacation Entitlement:	You are eligible for four (4) weeks vacation per year.

Termination of Employment:

If you should be terminated for any reason other than just cause, you will be entitled to receive twelve (12) months severance consisting of base salary and standard health and dental benefits. All other benefits would cease on your last day of active employment. Similarly your health and dental benefits would cease should you obtain alternate coverage during the 12 month period. The severance benefit would be paid over a 12 month period.

Change of Control:	if there is a change in control, as defined under the 2005 Equity Incentive Plan, and as a result your employment is terminated, you will receive twenty-four (24) months severance as defined above.

Should you have any questions please contact me. Please show your acceptance of the above terms and conditions of your employment by signing and returning a copy of this letter.

Sincerely,

per

/s/ Paul Houston

Paul Houston

President and Chief Executive Officer

I have read, understand and voluntarily agree to the terms and conditions for my employment with Alderwoods Group Inc.

/s/ Aaron Shipper	May 10, 2005

Aaron Shipper

Date